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                                                        Registration No.

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            GENERAL HOST CORPORATION
             (Exact name of registrant as specified in its charter)

     New York                                       13-0762080
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
     incorporation or organization)

                        1 Station Place, P.O. Box 10045
                          Stamford, Connecticut 06904
          (Address of principal executive offices, including zip code)

                            GENERAL HOST CORPORATION
                           1996 STOCK INCENTIVE PLAN
                            (Full title of the Plan)

                          J. Theodore Everingham, Esq.
                            General Host Corporation

                                 6501 East Nevada

                            Detroit, Michigan  48234
                                 (313) 564-2500
                      (Name, address and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                                  Mark A. Metz
                              Dykema Gossett PLLC
                             400 Renaissance Center
                            Detroit, Michigan  48243
                                 (313) 568-6800

                        CALCULATION OF REGISTRATION FEE

Title of                       Proposed Maximum   Proposed Maximum  Amount of
Securities to   Amount to be       Offering          Aggregate    Registration
be Registered    Registered     Price Per Share*   Offering Price*     Fee


Common Stock,     2,500,000**      $4.1563           $10,390,625    $3,148.67
$1.00 par value                     -----             -----          -----

Rights to         2,500,000**       ***               ***            ***
purchase
Common Stock

* The price shown is the average of the high and low sale prices of the Common Stock, as reported by the New York Stock Exchange - Composite Reporting System, on August 4, 1997, in accordance with Rule 457(h).


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**   The number of shares may be adjusted to prevent dilution from stock splits, stock dividends and similar transactions, as provided in the 1996 Stock Incentive Plan. This Registration Statement shall cover any such additional shares in accordance with Rule 416(a).
*** One right to purchase Common Stock (a "Right") automatically attaches to each share of the Company's Common Stock upon the issuance of such stock. No additional consideration, other than that which is otherwise payable for Common Stock, is payable in respect to related Rights.


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Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents filed by General Host Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

        (a) The Company's Annual Report on Form 10-K for the year ended January 26, 1997.

        (b) The Company's Quarterly Report on Form 10-Q for the quarter ended May 18, 1997.

        (c)  Description of the Rights in the Company's Registration
             Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on March 23, 1995, together with all amendments or reports, if any, filed for the purpose of updating such description, to the extent of such updating.

        The Company's Common Stock was listed on the New York Stock Exchange prior to the adoption of the Exchange Act. Consequently, the Company was not required to and has never filed a registration statement under the Exchange Act covering the Common Stock.

        All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of each such document.

Item 4. DESCRIPTION OF SECURITIES

COMMON STOCK

        The Company's Common Stock, $1.00 par value per share, is its only outstanding class of common stock. As of August 1, 1997, 100,000,000 shares of Common Stock were authorized and 24,413,686 were outstanding. The holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors. Upon liquidation, the holders of the Common Stock would be entitled to receive pro rata, according to the number of shares owned, the net assets of the Company available for distribution to such shareholders. The outstanding Common Stock is fully paid and non-assessable; however, some employees have deferred payment of the purchase price of shares acquired upon exercise of stock options received under the Company's stock option plans. The holders of the Company's Common Stock have no preemptive, subscription or conversion rights.

        VOTING. The holders of the Common Stock have full voting power for all purposes and are entitled to one vote per share, except in the election of Directors where shareholders are permitted to vote their shares cumulatively, as described below.

        CLASSIFIED BOARD OF DIRECTORS. The Company's Certificate of Incorporation presently provides for a Board consisting of not less than nine nor

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more than fifteen Directors classified into three classes as nearly equal in number as possible, whose three-year terms of office expire sequentially.

        CUMULATIVE VOTING. The Company's Certificate of Incorporation provides for cumulative voting in elections of directors. In each such election, each shareholder is entitled to cast the number of votes equal to the number of his shares multiplied by the number of directors to be elected, and such votes may be cast for a single director or may be distributed among the number of directors to be elected as the shareholder desires. This provision, combined with the classified board, would permit the election of at least one director by the holders of over 25% of the shares voted when three seats are to be filled. It also has the effect of requiring a vote of over 50% of the shares in order to elect two directors out of three to be elected and a vote of over 60% in order to elect three directors when four are to be elected. Thus, in theory, with a Board of nine directors, two annual meetings are needed for the holder of all of the Company's shares to elect a majority of the Board, and three annual meetings for a holder of over 50% but less than 75% to elect a majority.

        SPECIAL VOTING REQUIREMENTS. The Company's Certificate of Incorporation requires an affirmative vote of 80% of the outstanding voting stock to (a) authorize a merger or sale of assets involving a corporation which owns, directly or indirectly, 5% or more of the Company's stock; (b) call a special meeting of shareholders; (c) amend the Company's By-laws by shareholder action; or (d) effect any changes in the provisions of the Certificate of Incorporation relating to the above matters or to the classified board of directors and cumulative voting.

        DIVIDEND RESTRICTIONS. The Indenture covering the Company's 11 1/2% Senior Notes due February 15, 2002 prohibits the payment of any dividend by the Company unless all interest obligations relating to those debentures shall have been fully paid. The Company has paid all such obligations payable on or prior to the date of this Registration Statement.

        The Company's various indentures and loan agreements contain provisions which may limit the payment of dividends. Under the most restrictive of such provisions, total shareholders' equity available to pay cash dividends was below the required minimum level by $14,277,000 at May 18, 1997.

        OTHER CLASSES OF STOCK. The Company also has authorized 1,000,000 shares of Preferred Stock, $1.00 par value per share, issuable in series with terms, dividend rates and liquidating preferences to be set by the directors. No Preferred Stock has been issued.


COMMON STOCK PURCHASE RIGHTS

        The Rights are so-called "poison pill" rights which under certain circumstances may trade separately from the Common Stock and permit their holders to purchase at less than the then market price large amounts of Common Stock of the Company or securities of a successor thereto. The Rights could render more difficult or tend to discourage an attempt to gain control of the Company which the Board of Directors did not approve.

        The Rights to be registered hereunder are presently registered under
Section 12 of the Exchange Act. The Description of Rights in the Company's Registration Statement on Form 8-A filed with the Commission on March 23, 1995 pursuant to Section 12(b) of the Exchange Act, together with all amendments or reports, if any, filed for the purpose of updating such description, to the extent of such updating, are hereby incorporated herein by reference.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL


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        The legality of the securities being registered hereby is being passed upon by J. Theodore Everingham, who is Vice President, General Counsel and Secretary of the Company. Mr. Everingham currently holds options to purchase 5,000 shares of the Company's Common Stock.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        (a) Sections 721-726 of the Business Corporation Law of the State of New York require or permit indemnification of directors and officers of the Company under certain circumstances. Section 26 of the By-laws of the Company requires it to indemnify its directors and officers against all expenses incurred in connection with any pending or threatened action to which any such director or officer is or is threatened to be made a party arising out of his service to or at the request of the Company, including payment of defense expenses in advance of final disposition, unless an adjudication establishes bad faith, active and deliberate dishonesty material to the action adjudicated, or illegal financial profit or other advantage.

        (b) The officers and directors of the Company are covered by insurance which conforms to the provisions of Section 726 of New York's Business Corporation Law and which provides (with certain exceptions and with certain limitations) indemnification for certain liabilities which such officers and directors or any of them may incur in their respective capacities.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

        Not applicable.

Item 8. EXHIBITS

        The following exhibits are part of this Registration Statement:


        4.1     Rights Agreement dated as of March 7, 1990, by and
                between the Company and Manufacturers Hanover Trust Company
                (incorporated by reference to the Company's Form 8-A
                Registration Statement filed March 23, 1995 ("1995 Form 8-A"),
                Exhibit 1, 2)
        4.2     Amendment No. 1 to the Rights Agreement dated as of
                March 1, 1995, by and between the Company and Chemical Bank, as successor to Manufacturers Hanover Trust Company (incorporated by reference to the Company's 1995 Form 8-A, Exhibit 1a)
        5       Opinion of J. Theodore Everingham
        15      Letter of Price Waterhouse LLP regarding unaudited interim financial information
        23.1    Consent of Price Waterhouse LLP
        23.2    Consent of J. Theodore Everingham (contained in Exhibit 5)
        24.1    Power of Attorney of Harris J. Ashton
        24.2    Power of Attorney of C. Whitcomb Alden, Jr.
        24.3    Power of Attorney of Christopher A. Forster
        24.4    Power of Attorney of S. Joseph Fortunato
        24.5    Power of Attorney of Philip B. Harley
        24.6    Power of Attorney of Richard W. Haskel


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        24.7    Power of Attorney of Charles B. Johnson
        24.8 Certified Resolution of the Board of Directors of the Registrant authorizing signature on behalf of the Registrant pursuant to power of attorney
        99 General Host Corporation 1996 Stock Incentive Plan (incorporated by reference to the Company's definitive Proxy Statement for its fiscal year ended January 28, 1996)

Item 9. UNDERTAKINGS

        (1) Except to the extent that the information is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 and incorporated by reference into this registration statement, the undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 and (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

        (2) The undersigned registrant hereby undertakes (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and (c) to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

        (3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being


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registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



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                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan on August 4, 1997.

                                        GENERAL HOST CORPORATION


                                        By:  /s/ J. Theodore Everingham
                                             J. Theodore Everingham
                                             Attorney-in-Fact

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the indicated capacities on August 4, 1997.

   Signature                                  Title

        *                       Chairman of the Board, President
Harris J. Ashton                and Director (principal executive officer
                                and principal financial officer)


/s/ James R. Simpson            Vice President and Controller
James R. Simpson                (principal accounting officer)



        *                       Director
C. Whitcomb Alden, Jr.


        *                       Director
Christopher A. Forster


        *                       Director
S. Joseph Fortunato


                                Director
Kelly Ashton Sant Albano


        *                       Director
Philip B. Harley



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        *                       Director
Richard W. Haskel


                                Director
Edward H. Hoornstra


        *                       Director
Charles B. Johnson


*By: /s/ J. Theodore Everingham
     J. Theodore Everingham
     Attorney-in-Fact


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                              INDEX TO EXHIBITS


Number                Description

5       Opinion of J. Theodore Everingham
15 Letter of Price Waterhouse LLP regarding unaudited interim financial information
23.1    Consent of Price Waterhouse LLP
24.1    Power of Attorney of Harris J. Ashton
24.2    Power of Attorney of C. Whitcomb Alden, Jr.
24.3    Power of Attorney of Christopher A. Forster
24.4    Power of Attorney of S. Joseph Fortunato
24.5    Power of Attorney of Philip B. Harley
24.6    Power of Attorney of Richard W. Haskel
24.7    Power of Attorney of Charles B. Johnson
24.8 Certified Resolution of the Board of Directors of the Registrant authorizing signature on behalf of the Registrant pursuant to power of attorney



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